March 27, 2020

Advisers Investment Trust

50 S. LaSalle Street

Chicago, Illinois 60603

Re: Advisers Investment Trust—File Nos. 333-173080 and 811-22538

Ladies and Gentleman:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 89 to the Registration Statement, File Nos. 333-173080 and 811-22538 (the “Registration Statement”), of Advisers Investment Trust (the “Trust”).

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 89 is effective for purposes of applicable federal and state securities laws, the shares of JOHCM Credit Income Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, JOHCM International Select Fund, JOHCM International Small Cap Equity Fund, JOHCM Asia Ex-Japan Equity Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM International Opportunities Fund, and JOHCM Global Income Builder Fund (the “Funds”), each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 89 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

Michael.Wible@ThompsonHine.com Fax: 614.469.3361 Phone: 614.469.3297

THOMPSON HINE LLP	41 South High Street	www.ThompsonHine.com
ATTORNEYS AT LAW	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614.469.3361